NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART), DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

FOR IMMEDIATE RELEASE

17 December 2013

RECOMMENDED OFFER

BY

GENERAL SALES AND LEASING, INC.

FOR

XENETIC BIOSCIENCES PLC

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

RESULTS OF COURT AND GENERAL MEETINGS

The Board of Xenetic is pleased to announce that at the meeting convened by the High Court of Justice and held earlier today (the "Court Meeting") and the subsequent general meeting (the "General Meeting") (together, the "Meetings") to approve the scheme of arrangement under Part 26 of the Companies Act 2006 (the "Scheme") and other associated matters to implement the acquisition of Xenetic by GSL (the "Acquisition"),  the resolutions proposed were approved in each case by the requisite majority of Xenetic Shareholders.

Details of the resolutions passed are set out in the notices of the meetings contained in the scheme document posted to Xenetic Shareholders on 21 November 2013 (the "Scheme Document").

The voting results in relation to the Meetings are summarised below.

Court Meeting

At the Court Meeting, a majority in number of Xenetic Shareholders who voted (either in person or by proxy), representing 99.9% per cent by value of all Xenetic Shares held by such Xenetic Shareholders, voted in favour of the resolution to approve the Scheme. The resolution proposed at the Court Meeting was decided on a poll.  Details of the votes cast were as follows:

	Number of Xenetic Shares voted	Percentage of Xenetic Shares voted (%)	Number of Xenetic Shareholders who voted	Percentage of Xenetic Shareholders voting (%)	Number of Xenetic Shares voted as a percentage of the total number of Xenetic Shares (%)
FOR	291,851,672	99.99%	199	25.88%	71.55%
AGAINST	15,080	0.01%	2	0.26%	0.004%
TOTAL	291,866,752	100%	201	26.14%	71.56%

Accordingly, the resolution proposed at the Court Meeting was duly passed by the requisite majority.

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General Meeting

At the General Meeting, the special resolution to facilitate the implementation of the Scheme was duly passed on a poll by the requisite majority of the votes cast in person or by proxy. The voting results were as follows:

	Number of Xenetic Shares voted	Percentage of Xenetic Shares voted (%)	Number of Xenetic Shareholders who voted
FOR	262,291,206	99.99%	201
AGAINST	15,080	0.01%	2
TOTAL	262,306,286	100%	203
WITHHELD	nil	nil	nil

In relation to the General Meeting:

1.                   the issued share capital at the date of the General Meeting was 407,875,428 ordinary shares with voting rights;

2.                   votes were tendered in respect of 262,306,286 ordinary shares respectively being 64.31% of the issued share capital;

3.                   a 'vote withheld' is not a vote in law and is not counted in the calculations of the proportion of the shares 'FOR' or 'AGAINST' the resolution.

Next Steps

Completion of the Acquisition remains subject to the satisfaction or waiver of certain Conditions set out in the Scheme Document, including Court sanction of the Scheme and Court confirmation of the associated Reduction of Capital. The expected date for the Court Hearing (to sanction the Scheme and to confirm the Reduction of Capital) is 23 January 2014. Subject to the Conditions as described above, it is anticipated that the Scheme will become effective on or around 23 January 2014.

Expected timetable of principal events

Event	Time and/or date
Scheme Record Time	6.00 p.m. on 22 January 2014
Suspension of Xenetic Shares from trading on AIM	7.30 a.m. on 23 January 2014
Last day of dealings in, and for registration of transfers of, Xenetic Shares	22 January 2014
Court Hearing (Sanction of Scheme and Reduction of Capital)	23 January 2014
Effective Date of the Scheme	23 January 2014
Cancellation of admission of Xenetic Shares to trading on AIM	7.00 a.m. on 24 January 2014
Quotation of GSL Consideration Shares on OTCBB and OTCQB becomes effective	27 January 2014

Unless otherwise defined in this announcement, capitalised words and phrases used in this announcement shall have the same meanings given to them in the Scheme Document.

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Enquiries:

General Sales and Leasing, Inc. +1 702 312 6255

Ari L. Nagler (President and CEO)

Kyleen Cane, Cane Clark LLP (US counsel to GSL)

Xenetic Biosciences plc +44 (0)20 3021 1500

Colin Hill (Chief Financial Officer)

London Bridge Capital Limited

(Financial adviser to Xenetic)

Adam Hart +44 (0)7912 201639

Nick Donaldson +44(0)7799 654 188

N+1 Singer +44 (0)20 7496 3000

(Nominated Adviser & Broker to Xenetic)

Aubrey Powell

Jenny Wyllie

Further information

This announcement is for information only and is not intended to and does not constitute, or form part of, any offer to sell or invitation to purchase or subscribe for any securities, or any solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise.  The Acquisition will be effected solely through the Scheme Document, the Equivalent Document and the Forms of Proxy, which together will contain the full details and terms and conditions of the Scheme, including the details of how to approve the Scheme. The Equivalent Document in relation to the GSL Consideration Shares, for which GSL is responsible, will be published by GSL on or about the date on which the Scheme Document is posted and will contain information about GSL and the GSL Consideration Shares. The text of the Equivalent Document will, for convenience only, be replicated in the Scheme Document.

London Bridge Capital Limited, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its financial adviser and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of London Bridge Capital Limited nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither London Bridge Capital Limited nor any of its directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of London Bridge Capital Limited in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its nominated adviser and broker and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of N+1 Singer nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither N+1 Singer nor any of their respective directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of N+1 Singer in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

This announcement has been prepared for the purposes of complying with English law and the information disclosed may be different from that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales. Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme and the Acquisition on their particular circumstances.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the availability of any offer to shareholders in Xenetic who are not resident in the United Kingdom may be affected by the laws or regulations of any such jurisdictions.  Accordingly, any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable requirements.

Publication on website

A copy of this announcement is, and will be available, free of charge for inspection on Xenetic's website at www.xeneticbio.com/investorrelations during the course of the Acquisition but should not be forwarded or transmitted in or into or from any Overseas Jurisdiction.

For the avoidance of doubt, the content of the website referred to above is not incorporated into and does not form part of this announcement.

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